Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the CSX Directors’ Deferred Compensation Plan of CSX Corporation of our reports dated February 12, 2014, with respect to the consolidated financial statements of CSX Corporation and the effectiveness of internal control over financial reporting of CSX Corporation included in its Annual Report (Form 10-K) for the year ended December 27, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Ernst & Young LLP
Certified Public Accountants
Jacksonville, Florida
December 19, 2014